NETWORK ASSET PURCHASE AGREEMENT

BY AND AMONG

CINCINNATI BELL WIRELESS, LLC,

CINCINNATI BELL INC.

AND

CELLCO PARTNERSHIP D/B/A VERIZON WIRELESS

Dated: April 6, 2014

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ARTICLE 9 - MISCELLANEOUS	18
9.1 Termination	18
9.2 Integration; Modification	19
9.3 Binding Effect	19
9.4 Notices	19
9.5 Governing Law	20
9.6 Waiver	20
9.7 Severability	21
9.8 Counterparts and Execution	21
9.9 Closing Costs and Expenses; Sales and Other Transfer Taxes	21
9.10 Assignment	21
9.11 Further Assurance	21
9.12 Agreements, Representations and Warranties of Parent	21

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NETWORK ASSET PURCHASE AGREEMENT

THIS NETWORK ASSET PURCHASE AGREEMENT is being entered into as of April 6, 2014 (the “Effective Date”), by and between Cincinnati Bell Wireless, LLC, an Ohio limited liability company (“Seller”), and Cellco Partnership, a Delaware general partnership doing business as Verizon Wireless (“Purchaser”). Further, Cincinnati Bell Inc., an Ohio corporation (“Parent”), is a party to this Agreement solely for the purpose of making its representations and warranties set forth in, and agreeing to perform its obligations under, Section 9.12. In consideration of the agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first Person.
“Agreement” means this Network Asset Purchase Agreement as it may, from time to time, be amended, modified or restated in accordance with the provisions hereof.
“Assets” is defined in Section 2.1.
“Assignment and Assumption Agreement” is defined in Section 7.2(a).
“Assumed Liabilities” is defined in Section 4.1.
“ATC Consent Letter” is defined in Section 6.1(g).
“ATC Equipment” is defined in the definition of Permitted Liens.
“ATC Fees” is defined in Section 6.1(g)(i).
“ATC Sites” means the Co-location Sites identified in Part I of Schedule 5.1(f) of the Disclosure Letter.
“Basis For Exclusion” means an Environmental Basis For Exclusion or a Real Estate Basis For Exclusion.
“Business Day” means any day other than a Saturday, Sunday, or a federal holiday.
“Cap” is defined in Section 8.3(a).
“Claim Notice” is defined in Section 8.4(a).
“Closing” means the consummation of the transactions contemplated under this Agreement in accordance with the terms hereof.
“Closing Conditions” means the conditions set forth in Sections 7.4 and 7.5 of this Agreement.
“Closing Date” means the date of the Closing.
“Co-location Agreements” means the agreements pursuant to which Seller is a lessee, sublessee or licensee of, or pursuant to which a third party has granted Seller (or Seller’s predecessor(s)-in-interest) the right to occupy and use, the Co-location Sites or any portion thereof.
“Co-location Consents” is defined in Section 5.1(e).

“Co-location Notices” is defined in Section 5.1(e).
“Co-location Sites” means the co-location sites identified in Schedule 5.1(f) of the Disclosure Letter.
“Confirmatory Due Diligence Investigation” is defined in Section 2.2(a).
“Deductible” is defined in Section 8.3(a).
“Disclosure Letter” means the confidential disclosure letter qualifying certain representations, warranties and conditions contained in this Agreement and delivered by Seller to Buyer prior to the execution of this Agreement.
“Effective Date” is defined above in the preamble.
“Environmental Basis For Exclusion,” when used with respect to any Co-location Site, means any of the following: (a) the occurrence of an unremediated release of a Hazardous Substance onto the real property on which the Co-location Site is located; (b) any disclosure or conclusion in any Phase I environmental report or environmental site assessment commissioned or obtained by Purchaser (including environmental site assessments provided to Purchaser by Seller) recommending or otherwise finding the necessity of ordering a Phase II environmental investigation of the real property on which the Co-location Site is located , but only if Seller does not permit Purchaser to order a Phase II investigation; (c) any disclosure or conclusion in any Phase II environmental report commissioned or obtained by Purchaser with Seller’s approval indicating the existence of a condition affecting the property in violation of any Environmental Law(s); (d) the existence of an on-going remediation of a condition(s) in violation of any Environmental Law(s) on the property, or (e) Purchaser not having the right to enter upon the real property on which the Co-Location Site is located and perform non-intrusive environmental investigations at such site and a physical inspection of the Assets located thereon.
“Environmental Laws” means all federal, state, and local laws, statutes, ordinances, legally-binding rules, regulations and other legally-binding requirements relating to the emission, discharge, generation, processing, storage, release, threatened release or transportation of any Hazardous Substance(s) into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of a Hazardous Substance.
“Equipment” means the wireless communication antennas, coaxial cables, microwave dishes, base stations, equipment cabinets, diplexers, tower-mounted amplifiers, shelters and other equipment owned by Seller and located at the Co-location Sites.
“Excluded Assets” means, whether owned by Seller or any lessor or licensor under any Co-location Agreement or any of their respective Affiliates, all software and software licenses associated with the Assets or the ATC Equipment.
“Excluded Site Assets” is defined in Section 2.3.
“Governmental Permits” means all governmental approvals, permits, licenses, authorizations, decrees, registrations, certificates of occupancy, certificates of completion, variances, agreements and similar approvals of any federal, state or local governmental authority or regulatory agency, including all planning, zoning, conditional use, building and occupancy permits and licenses, held by Seller exclusively in connection with Seller’s ownership or use of the other Assets or in connection with Seller’s Operations (and not in connection with any other business of Seller or its Affiliates), and any pending applications therefor, in all such cases to the extent transferable by Seller to Purchaser.

“Hazardous Substance” means any compound, substance, or material that: (i) is or contains polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes or petroleum-related materials; and/or (ii) is regulated under any Environmental Law as a pollutant, toxic substance, contaminant, hazardous waste, hazardous material, hazardous substance, extremely hazardous material, extremely hazardous substance, hazardous air pollutant, radioactive substance, radioactive waste, or words of similar import.
“Including” and variations thereof (whether or not capitalized) shall not be construed to imply any limitation and shall mean “including but not limited to.”
“Indemnified Purchaser Party” is defined in Section 8.1.
“Indemnified Seller Party” is defined in Section 8.2.
“Knowledge” or “Know” and variations thereof with respect to Seller means the knowledge of the individuals set forth in Schedule 1 of the Disclosure Letter after reasonable inquiry of the employees and/or officers of Seller and its Affiliates who are principally responsible for matters related to the Assets.
“License Purchase Agreement” means that certain license purchase agreement that Seller and Purchaser are entering into contemporaneously herewith.
“Lien” means any lien, mortgage, security interest, pledge, restriction on use or transferability, defect of title, option or other claim, charge or encumbrance.
“Losses” is defined in Section 8.1.
“NDA” is defined in Section 6.3(b).
“Notice Period” is defined in Section 8.4(a).
“Operations” means operations and activities at the Co-location Sites or otherwise related to or connected with the Assets.
“Parent” is defined above in the preamble.
“Per-Claim Threshold” is defined in Section 8.3(a).
“Permitted Liens” means: (i) Liens for current real or personal property taxes and assessments not yet delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings during which collection or enforcement against the relevant party is stayed; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other statutory Liens arising or incurred in the ordinary course of business; (iii) Liens, such as easements, restrictions, covenants, rights of way or similar encumbrances; (iv) zoning or similar laws that do not materially interfere with the operation of the Assets (and, as applicable, the equipment leased to Seller pursuant to the Co-Location Agreements for the ATC Sites (such equipment, the “ATC Equipment”)) on the real property where such Co-Location Site is located; (v) any conditions that may be shown by a current accurate survey or physical inspection of any real property; (vi) the terms and provisions of the Co-location Agreements or any leases with respect to the Co-location Sites, and Liens on the respective fee owner or landlords’ interests encumbering any real property relating to a Co-location Site; provided, however, that none of the items described in clauses (iii), (v) or (vi) above materially impairs or would reasonably be expected to materially impair, the continued use and operation of the Assets and, if applicable, the ATC Equipment at the Co-location Site to which such Assets and ATC Equipment relate, and (vii) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not impair, and are not reasonably likely to impair, the continued use and operation of the Assets and, if applicable, the ATC Equipment at the Co-Location Site to which such Assets and ATC Equipment relate in the conduct of the business as conducted as of the date of this Agreement.

“Person” means an individual, firm, corporation, partnership, limited liability company, trust, governmental authority or body, association, unincorporated organization or any other entity.
“Potential Contributor” is defined in Section 8.3(d).
“Purchaser” is defined above in the preamble.
“Real Estate Basis For Exclusion,” means, when used with respect to any Co-location Site, (a) that Seller does not have a contractually binding right to possess, occupy or use the real property described in the Co-location Agreement relating to such Co-location Site, (b) that such Co-location Site is encumbered by recorded covenants, easements or restrictions that could reasonably be expected to have an adverse impact on the use of such Co-location Site as a wireless communications facility, or (c) that there is a deficiency in Seller’s legal access to public roads or utilities serving such Co-location Site that could reasonably be expected to have an adverse impact on the use of the Co-location Site as a wireless communications facility.
“Security Deposits” means security deposits, notes, instruments and other tenant impounds.
“Seller” is defined above in the preamble.
“Shutdown Date” is defined in Section 6.1(g)(i).
“Spectrum Lease” has the meaning set forth in the License Purchase Agreement.
“Taxes” means any and all property (real, personal or intangible), sales, use, or license taxes (including any fee, assessment or other charge in the nature of or in lieu of any tax), imposed by the United States or any state, local or foreign government or subdivision or agency thereof on the Assets, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing (whether disputed or not).
“Tower Structures” means the communications tower structures at the Co-location Sites.
“Transaction Documents” means this Agreement and all other agreements, documents and instruments required to be executed and/or delivered by the parties or any one or more of them in accordance with the provisions of this Agreement.

ARTICLE 2
SALE AND PURCHASE OF ASSETS

2.1    Assets. At the Closing, subject to the terms and conditions of this Agreement, Seller shall grant, convey, sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, all right, title and interest of Seller in and to the Co-location Agreements, the Equipment, the Governmental Permits and any Security Deposits with respect to the Co-location Agreements (collectively, the “Assets”), free and clear of all Liens, except for Permitted Liens; provided that Assets expressly excludes the Excluded Assets.

2.2    Purchaser’s Confirmatory Due Diligence Investigation of the Assets.
(a)Confirmatory Due Diligence Investigation. Commencing on the Effective Date of this Agreement through the Closing, Purchaser will have the right (to the extent that Seller has the requisite power and authority to grant such right), at its sole cost and expense, to enter upon, inspect, investigate and conduct a reasonable business, financial, non-intrusive environmental, real estate, technical, and legal review of the Assets including the ordering and inspection of surveys, title reports and non-intrusive environmental investigations (which in no case shall include any sampling or testing) and physical inspection of the Assets, including inspection of the structural integrity of the Tower Structures (the “Confirmatory Due Diligence Investigation”). To the extent that Seller does not have the requisite power and authority to grant such right to Purchaser, Seller shall use commercially reasonably efforts to obtain such right as soon as practicable following the date hereof. To the extent not previously furnished by Seller to Purchaser, Seller shall promptly furnish to Purchaser all reports (including environmental reports), documents, records and information pertaining to the Assets that are to Seller’s Knowledge in Seller’s possession or control, including reports, documents, records and information prepared by consultants or other third parties or obtained from public databases or other public records.

(b)Confidentiality of Information. Until the transaction contemplated hereunder is consummated, or in the event that this Agreement is terminated and, accordingly, that the transaction contemplated hereunder is not consummated, Purchaser shall treat all information obtained by Purchaser in connection with its Confirmatory Due Diligence Investigation of the Assets as confidential pursuant to and to the extent required by the terms of the NDA. The obligations of the parties under the NDA shall survive any termination of this Agreement.
2.3    Purchaser’s Right to Reject Individual Co-Location Sites. If the Purchaser determines that its Confirmatory Due Diligence Investigation has identified a Basis For Exclusion with respect to any Co-location Site, then Purchaser may elect, by written notice to Seller, to exclude the Assets related to such Co-location Site (the “Excluded Site Assets”) from the Assets to be acquired by Purchaser hereunder, for all purposes hereof. If Purchaser exercises such right with respect to any Co-location Site: (i) the Excluded Site Assets related to such Co-location Site shall no longer constitute “Assets” and shall no longer constitute “Co-location Agreements,” “Equipment,” etc., as applicable, and (ii) all applicable Schedules of the Disclosure Letter shall be deemed to be appropriately modified to reflect such exclusion. Notwithstanding anything in this Section 2.3 to the contrary, with respect to Co-location Sites that are ATC Sites, Purchaser shall be entitled, pursuant to its rights under this Section 2.3, to exclude from the Assets to be acquired by Purchaser hereunder the Assets related to no more than five (5) such ATC Sites.
2.4    Consents Not Obtained By Closing. To the extent that Seller’s rights under any Co-location Agreement, Governmental Permit or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of any Person which has not been obtained as of the date that all conditions to Closing, other than the conditions set forth in Section 7.4(f), have been satisfied or waived, such Assets shall be excluded from the Assets to be acquired by Purchaser, including, in the case of such lack of consent relating to a Co-location Agreement, all other Assets (including Equipment) relating to the Co-location Site associated with such Co-location Agreement, and all applicable Schedules of the Disclosure Letter shall be deemed to be appropriately modified to reflect such exclusion.

ARTICLE 3
CONSIDERATION

3.1    Consideration. In consideration for the sale and conveyance of the Assets, Purchaser shall assume the Assumed Liabilities as set forth in Section 4.1.
3.2    Certain Apportionments. The following items shall be apportioned between Seller and Purchaser as of the Closing Date: (a) rents, revenues, charges and other payments under all Co-location Agreements; (b) prepaid expenses related to the Assets; and (c) personal property and real property Taxes on the Assets. Such apportionments shall be made pro rata on a per diem basis as of the Closing Date so that all such rents, revenues, charges, payments and Taxes attributable to the period prior to the Closing Date are for the account of Seller, and all such rents, revenues, charges, payments and Taxes attributable to the period from and after the Closing Date are for the account of Purchaser. If and to the extent that it is not reasonably practicable to complete all such apportionments by Closing, the parties agree to make the apportionments that are not done by Closing on a post-Closing basis, and, accordingly, to pay any such amounts as may be due and owing to the other party within a reasonable time after receipt of the other party’s invoice therefor at any time or from time to time. The obligations of the parties pursuant to the preceding sentence shall survive the Closing.

ARTICLE 4
ASSUMPTION OF CERTAIN LIABILITIES

4.1    Assumption of Assumed Liabilities. Subject to and in accordance with the terms and conditions of this Agreement, on the Closing Date, Purchaser shall assume and otherwise agree to pay, satisfy and discharge, all liabilities and obligations of Seller under and in respect of the Assets to the extent that such liabilities and obligations relate to periods from and after the Closing Date (collectively, the “Assumed Liabilities”). Purchaser shall not assume or agree to pay or discharge any debts, liabilities, or obligations of Seller other than the Assumed Liabilities.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1    Seller’s Representations and Warranties. Except as set forth in the Disclosure Letter, Seller hereby represents and warrants to Purchaser that:
(a)Corporate. Seller is a limited liability company validly existing under the laws of the State of Ohio. Seller has the requisite limited liability company power and authority to own, lease, use and occupy the Assets as they are now being owned, leased, used and occupied. Seller has the requisite limited liability company power and authority to execute, deliver and perform this Agreement and all other Transaction Documents.

(b)Approval and Authorization. Seller has taken all limited liability company action required to approve the execution of this Agreement and all other Transaction Documents and the consummation of the transaction contemplated by this Agreement. This Agreement has been, and the other Transaction Documents will be, duly executed and delivered by Seller, and this Agreement constitutes, and the other Transaction Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(c)Title to Assets. Seller has and will transfer to Purchaser at the Closing good and valid title to the Equipment and a valid leasehold, subleasehold, license or other contractually binding possessory interest in and to the Co-location Sites pursuant to the Co-location Agreements, free and clear of all Liens, except for Permitted Liens.
(d)Litigation. No litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority that could reasonably be expected to have an adverse effect on any of the Assets or Seller’s ability to consummate the transactions contemplated under this Agreement is pending or, to the Knowledge of Seller, threatened against Seller. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which will or could reasonably be expected to adversely affect any of the Assets or Seller’s ability to consummate the transactions contemplated hereby.
(e)No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or, except for the consents relating to the Co-location Agreements identified on Schedule 5.1(e) of the Disclosure Letter (the “Co-location Consents”) and the notices relating to the Co-location Agreements identified on Schedule 5.1(e) of the Disclosure Letter (the “Co-location Notices”), require the consent of or a notice to be given to any other Person under, (i) any existing law, ordinance, or governmental rule or regulation to which Seller or any of the Assets is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller or any of the Assets, (iii) the certificate of formation or the LLC operating agreement of Seller, or (iv) any material mortgage, indenture, agreement, contract, commitment, lease or instrument to which Seller is a party or subject, or by which Seller may have rights or by which any of the Assets may be bound or affected.

(f)Real Estate Matters. Seller does not own a fee interest in any of the real property on which the Co-location Sites are located. Schedule 5.1(f) of the Disclosure Letter sets forth, to Seller’s Knowledge, with respect to each Co-location Site, the site number used by Seller to identify such site; the address of such site; latitude and longitude information relating to such site; the type of Tower Structure on the site; the title and date of, and parties to, the applicable Co-location Agreement and the identity of the lessor or sublessor under each Co-location Agreement. For each Co-location Site identified on Schedule 5.1(f) of the Disclosure Letter, Seller has previously delivered or made available to Purchaser a true and complete copy of the applicable Co-location Agreement, all deeds, prime leases, master leases and ground leases underlying or related to such Co-location Agreement, and all other agreements, instruments or documents pursuant to which the lessor or licensor under such Co-location Agreement acquired its interest in such Co-location Site that are in Seller’s possession or under its control. Seller has timely paid all amounts due as a lessee or licensee under the Co-Location Agreements. Seller is not in default in the performance or fulfillment of its obligations under any of the Co-Location Agreements and, to Seller’s Knowledge, no lessor or licensor under any Co-location Agreement is in default thereunder.
(g)Environmental Matters. Seller has delivered to Purchaser true and complete copies of all environmental audits, investigations or assessments of any of the Co-location Sites conducted by any environmental consultant engaged by or on behalf of Seller or any Affiliate of Seller that to Seller’s Knowledge are in Seller’s possession or control. Apart from any conditions disclosed in such reports or identified in connection with the Confirmatory Due Diligence Investigation, there are no environmental conditions caused by Seller or, to Seller’s Knowledge, any other Person at the Co-location Sites or otherwise relating to the Assets that constitute a violation of any Environmental Law.
(h)No Broker. Except for Stephens, Inc. (the “Broker”), all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller directly without the intervention of any Person who may be entitled to any brokerage or finder’s fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby. Except for the obligations to Broker with respect to any such fee or commission, for which Seller shall be solely responsible, neither the Seller nor any agent thereof has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.
(i)Transactions with Related Parties. None of Seller, any of its Affiliates, any director or officer of Seller or any of its Affiliates or any immediate family member of any such director or officer is, or holds any direct or indirect material interest in any Person that is, a lessor or licensor under any Co-location Agreement.
(j)No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.1, the Assets are being sold as is, where is and with all faults and there are no other warranties being made, INCLUDING ANY WARRANTY OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, whether expressed or implied.
5.2    Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants to Seller that:
(a)Corporate. Purchaser is a partnership validly existing under the laws of the State of Delaware. Purchaser has the requisite partnership power and authority to execute, deliver and perform this Agreement and all other Transaction Documents.

(b)Approval and Authorization. Purchaser has taken all partnership action required to approve the execution of this Agreement and all other Transaction Documents and the consummation of the transaction contemplated by this Agreement. This Agreement has been, and the other Transaction Documents will be, duly executed and delivered by Purchaser, and this Agreement constitutes, and the other Transaction Documents when executed and delivered will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(c)Litigation. No litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority that could reasonably be expected to have an adverse effect on Purchaser’s ability to consummate the transactions contemplated under this Agreement is pending or, to the knowledge of Purchaser, threatened against Purchaser. Purchaser is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which will or could reasonably be expected to adversely affect Purchaser’s ability to consummate the transactions contemplated hereby.
(d)No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under, (i) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser, (iii) the partnership agreement of Purchaser, or (iv) any material mortgage, indenture, agreement, contract, commitment, lease or instrument to which Purchaser is a party or subject, or by which Purchaser may have rights.
(e)No Broker. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser directly without the intervention of any Person that may be entitled to any brokerage or finder’s fee or other commission from Purchaser in respect of this Agreement or the consummation of the transactions contemplated hereby. Purchaser and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.
5.3    Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any certificate furnished hereunder shall survive the Closing for a period of 18 months, except that (a) any intentional misrepresentation shall survive Closing indefinitely and (b) Sections 5.1.(a), (b) and (c) shall survive Closing indefinitely. Any claim by a party based upon breach of any such representation or warranty made pursuant to ARTICLE 8 below or otherwise must be submitted to the other party prior to or at the expiration of such survival period.

ARTICLE 6
COVENANTS

6.1    Covenants of Seller Pending the Closing. Seller covenants and agrees that, from the date hereof until the Closing and except as otherwise agreed to in writing by Purchaser:

(a)Conduct of the Operations in the Ordinary Course. The Operations shall be conducted, and the Assets shall be used, solely in the ordinary course consistent with past practice. Without limiting the foregoing, from the date hereof until the Closing, Seller shall:
(i)not sell, lease or otherwise dispose of any of the Equipment other than in the ordinary course consistent with past practice;
(ii)use commercially reasonable efforts not to (A) take any action that would make any representation or warranty of Seller materially inaccurate at or as of any time prior to the Closing Date, or (B) omit to take any action necessary to prevent any such representation or warranty from being materially inaccurate at any such time;
(iii)not terminate, or sublease or otherwise assign any of its rights under, any of the Co-location Agreements;
(iv)not amend any of the Co-location Agreements without Purchaser’s prior written consent;
(v)exercise all renewal rights under any Co-location Agreement no later than five (5) Business Days prior to the expiration of such rights; and
(vi)perform its obligations under the Co-location Agreements in all material respects.
(b)     Maintenance of Insurance. Seller shall keep in full force and effect the insurance policies maintained by Seller on the Assets as of the Effective Date (or replacement policies providing substantially the same coverage) and shall notify Purchaser of any significant changes in the terms of the insurance policies and binders currently in effect.
(c)    Termination of Operations. Seller shall cease all Operations upon or prior to the expiration or earlier termination of the Spectrum Lease.
(d)     Access. Upon reasonable prior notice from Purchaser, Seller shall during normal business hours, and in a manner not unreasonably disruptive to the operations of the business of Seller or its Affiliates, (i) provide such data and information with respect to the Assets that is in Seller’s possession or under its control as Purchaser may reasonably request, (ii) make reasonably available its employees and other representatives who are familiar with matters relating to the Assets and Seller’s Operations in order to facilitate Purchaser’s review of the Assets and the Operations, and (iii) permit Purchaser, pursuant to the terms of Section 2.2 hereof and to the extent that Seller has the requisite power and authority, access to the Co-location Sites for the purpose of conducting its Confirmatory Due Diligence Investigation. Any books, records or information provided to Purchaser pursuant to this Section 6.1(d) shall be subject to the terms of the NDA. Notwithstanding the foregoing, nothing in this Section 6.1(d) shall require Seller to disclose any information if such disclosure would, in the reasonable judgment of Seller, (i) violate applicable law, or (ii) jeopardize any attorney-client or other legal privilege, if Seller has used its reasonable efforts to provide such information without the loss of such privilege.
(e)     No-Shop Covenant. In consideration of the significant expenses to be incurred by Purchaser in conducting its Confirmatory Due Diligence Investigation and in pursuing the acquisition of the Assets, neither Seller nor any of its shareholders, directors, officers, employees, Affiliates, or agents shall, at any time during the period from the date hereof through the Closing or earlier termination of this Agreement pursuant to its terms, engage in discussions or negotiations with any Person other than Purchaser with respect to the sale, disposition, and/or conveyance, whether actual or prospective, of any of the Assets, except to the extent such sale, dispositions, and/or conveyance is permitted under Section 6.1(a)(i).

(f)    Updates. Between the date hereof and the Closing, Seller shall promptly notify Purchaser of (a) any fact or condition of which it acquires Knowledge that renders inaccurate in any material respect any of the representations or warranties made by Seller herein as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would, as of the time of such occurrence, constitute a failure on the part of Seller to meet the conditions set forth in Section 7.4(a) hereof; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the Schedules of the Disclosure Letter for the purposes of this Agreement (including ARTICLE 9), unless Purchaser shall have consented thereto in writing. During the same period, Seller shall promptly notify Purchaser of the occurrence of any breach of any covenant of Seller contained in this ARTICLE 6, or of any event that may make the satisfaction of the any of the conditions set forth in Section 7.4 of this Agreement impossible or unlikely.
(g)    ATC Consents. The parties acknowledge that American Tower has given its consent to the assignment by Seller to Purchaser of the Co-location Agreements relating to the ATC Sites, that a copy of such consent is attached hereto as Exhibit A (the “ATC Consent Letter”; terms used in this Agreement that are not defined in this Agreement shall have the meaning given to such terms in the ATC Consent Letter), and that the ATC Consent Letter is subject to the satisfaction of the conditions set forth in Item (i) thereof. In connection therewith, Seller hereby agrees as follows:
(i)     Seller shall, (A) no later than twenty-five 25 days prior to the date on which the condition set forth in Section 7.4(h) is expected to be satisfied (the “Shutdown Date”), notify American Tower in writing of the Anticipated Effective Date, which shall be the date that is five (5) Business Days after the Shutdown Date, (B) satisfy the conditions set forth in the second sentence of Item (i) of the ATC Consent Letter and (C) no later than the date that is five (5) days prior to the Shutdown Date, deliver a copy of the fully-executed Estoppel to Purchaser or, in the event that American Tower notifies Seller that Rents Receivable or Assignment Fees (collectively, the “ATC Fees”) remain unpaid, pay any such ATC Fees to American Tower forthwith and, following such payment and Seller’s receipt of the Estoppel, deliver a copy of same to Purchaser promptly thereafter; provided, however, that Seller shall not be obligated to deliver the Estoppel in the event that the condition set forth in the second sentence of Item (i) of the ATC Consent Letter has been waived by American Tower pursuant to the sixth sentence of Item (i) of the ATC Consent Letter.
(ii)    In the event that Seller has not paid any portion of the ATC Fees by the Shutdown Date, Purchaser shall have the right but not the obligation to pay to American Tower any such unpaid ATC Fees and, in such event, Seller shall promptly reimburse Purchaser for the amount of such payment.
6.2     Covenants of Purchaser Pending the Closing. Purchaser covenants and agrees that, from the date hereof until the Closing and except as otherwise agreed to in writing by Seller, Purchaser shall use commercially reasonable efforts not to (i) take any action that would make any representation or warranty of Purchaser materially inaccurate at, or as of any time prior to, the Closing Date, or (ii) omit to take any action necessary to prevent any such representation or warranty from being materially inaccurate at any such time.
6.3    Mutual Covenants. Seller and Purchaser further covenant and agree that, except as otherwise agreed to in writing by Seller and Purchaser:
(a)Consents and Notices. Seller shall use commercially reasonable efforts to obtain all Co-location Consents, in form and substance reasonably satisfactory to both Seller and Purchaser, as soon as is reasonably practicable. Seller shall give all Co-location Notices in a timely manner. Purchaser shall reasonably cooperate with Seller in connection with such matters.

(b)Non‑Disclosure. The parties acknowledge that the existence of this Agreement, the terms and conditions contained in this Agreement, and the substance of the negotiations between the parties regarding such terms and conditions, shall be treated as “Transaction Information” for purposes of that certain Nondisclosure Agreement between Seller and Purchaser, effective January 24, 2014 (the “NDA”); provided, however, that Purchaser shall not be prohibited from disclosing any such Transaction Information to the extent necessary to conduct its Confirmatory Due Diligence Investigation. Notwithstanding the foregoing or the terms of the NDA, (i) each party shall have the right to issue a press release regarding the transactions contemplated hereby in the form that has been previously approved by the other party, and (ii) each party shall have the right to make disclosure of Transaction Information (as defined under the NDA) with respect to this Agreement or the transactions contemplated hereby to the extent such disclosure is required under applicable law or the rules and regulations of the New York Stock Exchange, provided that the disclosing party provides the other party as much opportunity to review and comment in advance on such disclosure as is practicable under the circumstances.
(c)Satisfaction of Conditions. Seller and Purchaser shall each cooperate with the other and use commercially reasonable efforts to cause all of the conditions to the obligations of Purchaser and Seller under this Agreement to be satisfied as soon as is reasonably practicable.

ARTICLE 7
CLOSING AND CONDITIONS OF CLOSING

7.1    Closing. Unless this Agreement shall have been earlier terminated in accordance with the provisions of this Agreement, the Closing shall take place at the offices of Purchaser, One Verizon Way, Basking Ridge, NJ 07920, at 10:00 a.m. local time on the date that is five (5) Business Days after the satisfaction or waiver of the Closing Conditions (except those conditions that by their nature will be satisfied at the Closing), or at such other time or place as may be mutually agreed upon in writing by Purchaser and Seller.
7.2    Seller’s Closing Deliveries. At or before the Closing, Seller shall deliver the following items to Purchaser:
(a)a bill of sale and assignment and assumption agreement with respect to the Assets (the “Assignment and Assumption Agreement”), in form and substance reasonably satisfactory to both parties, duly executed by Seller;
(b)originals of all Co-location Agreements in Seller’s possession or under its control (or copies of such agreements of which Seller does not possess originals) (which may be delivered within five (5) Business Days after the Closing, notwithstanding the foregoing); and
(c)a “FIRPTA Certificate” as required by Section 1445 of the Internal Revenue Code of 1986, as amended; and
(d)copies of Seller’s site files relating to the Co-location Sites (which may be delivered within five (5) Business Days after the Closing, notwithstanding the foregoing).
7.3    Purchaser’s Closing Deliveries. At the Closing, Purchaser shall deliver the Assignment and Assumption Agreement, duly executed by Purchaser.
7.4    Conditions Precedent to Obligations of Purchaser. All obligations of Purchaser under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, which may be waived in whole or in part by Purchaser:

(a)Representations and Warranties True as of the Closing. All of the representations and warranties of Seller contained in this Agreement, considered collectively, shall have been true in all material respects as of the date of this Agreement and shall be true in all material respects on the Closing Date as if made on the Closing Date (except where such representation or warranty speaks as of a specific date), without giving effect to any updated information disclosed by Seller to Purchaser pursuant to Section 6.1(f).
(b)Compliance with this Agreement. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller prior to or at the Closing.
(c)Closing Certificate. Purchaser shall have received a certificate from Seller, dated the Closing Date, certifying that the conditions specified in Sections 7.4(a) and 7.4(b) have been fulfilled.
(d)No Threatened or Pending Litigation. On the Closing Date, (i) no suit, action or other proceeding shall be threatened by any governmental or regulatory official, body or authority or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or by any Transaction Document or to obtain material damages or other material relief in connection with this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or by any Transaction Document, or which could reasonably be expected to have an adverse effect on the Assets or the use or operation thereof, (ii) no investigation by any governmental or regulatory official, body or authority that would reasonably be expected to result in any such suit, action or proceeding shall be pending or threatened, and (iii) no injunction or final judgment shall be in effect that restrains or prohibits the consummation of the transactions contemplated hereby or by any Transaction Document.
(e)Required Notices. Seller shall have given all of the Co-location Notices and shall have delivered to Purchaser copies or other evidence thereof.
(f)Required Consents. Seller shall have delivered to Purchaser copies of all Co-location Consents it has obtained.
(g)ATC Fees; Estoppel Certificate. Seller shall have (i) complied in all respects with its obligations under Section 6.1(g) of this Agreement and (ii) delivered to Purchaser the Estoppel in accordance with Section 6.1(g), unless the condition set forth in the second sentence of Item (i) of the ATC Consent Letter has been waived by American Tower pursuant to the sixth sentence of Item (i) of the ATC Consent Letter.
(h)License Purchase Agreement; Spectrum Lease; Termination of Operations. The transactions contemplated by the License Purchase Agreement shall have been consummated, the Spectrum Lease shall have expired or terminated (or all of Seller’s “Spectrum Usage Rights” (as defined therein) shall have terminated) and the Seller shall have ceased all Operations.
7.5    Conditions Precedent to Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, which may be waived in whole or in part by Seller:
(a)Representations and Warranties True as of the Closing. All of the representations and warranties of Purchaser contained in this Agreement, considered collectively, shall have been true in all material respects as of the date of this Agreement and shall be true in all material respects on the Closing Date as if made on the Closing Date (except where such representation or warranty speaks as of a specific date).

(b)Compliance with this Agreement. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing.
(c)Closing Certificate. Seller shall have received a certificate from Purchaser, dated the Closing Date, certifying that the conditions specified in Sections 7.5(a) and 7.5(b) have been fulfilled.
(d)No Threatened or Pending Litigation. On the Closing Date, (i) no suit, action or other proceeding shall be threatened by any governmental or regulatory official, body or authority or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or by any Transaction Document or to obtain material damages or other material relief in connection with this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby, (ii) no investigation by any governmental or regulatory official, body or authority that would reasonably be expected to result in any such suit, action or proceeding shall be pending or threatened, and (iii) no injunction or final judgment shall be in effect that restrains or prohibits the consummation of the transactions contemplated hereby or by any Transaction Document.
(e)License Purchase Agreement; Spectrum Lease. The transactions contemplated by the License Purchase Agreement shall have been consummated and the Spectrum Lease shall have expired or terminated (or all of Seller’s “Spectrum Usage Rights” (as defined therein) shall have terminated).

ARTICLE 8
INDEMNIFICATION

8.1    General Indemnification Obligations of Seller. From and after the Closing, Seller will reimburse, indemnify and hold harmless Purchaser, its Affiliates, and its and their respective directors, officers, agents, employees, successors and assigns (each, an “Indemnified Purchaser Party”) against and in respect of any and all damages, losses, deficiencies, liabilities, assessments, fines, judgments, costs and other expenses (including reasonable legal fees and expenses) (collectively, “Losses”) incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of (i) any inaccuracy in or breach of a representation or warranty made by Seller in this Agreement or any certificate or instrument furnished to Purchaser pursuant hereto, and any and all claims made by third parties that arise out of or are based upon any such inaccuracy or breach, (ii) any breach or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement or any certificate or instrument furnished to Purchaser pursuant hereto, and any and all claims made by third parties that arise out of or are based upon any such breach or nonfulfillment, (iii) Seller’s use of the Assets and/or Seller’s Operations prior to the Closing or (iv) any and all liabilities of Seller other than the Assumed Liabilities.
8.2     General Indemnification Obligations of Purchaser. From and after the Closing, Purchaser will reimburse, indemnify and hold harmless Seller, its Affiliates, and its and their respective directors, officers, agents, employees, successors and assigns (each, an “Indemnified Seller Party”) against and in respect of any and all Losses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of (i) any inaccuracy in or breach of a representation or warranty made by Purchaser in this Agreement or any certificate or instrument furnished to Seller pursuant hereto, and any and all claims made by third parties that arise out of or are based upon any such inaccuracy or breach, (ii) any breach or nonfulfillment of any agreement or covenant on the part of Purchaser under this Agreement or any certificate or instrument furnished to Seller pursuant hereto, and any and all claims made by third parties that arise out of or are based upon any such breach or nonfulfillment, (iii) Purchaser’s use of the Assets and/or Purchaser’s Operations after the Closing or (iv) any and all liabilities of Purchaser.

8.3    Limitations.
(a)     Seller shall not be liable for any inaccuracy in or breach of representation and warranty pursuant to Section 8.1(i) unless the aggregate amount of all Losses of the Indemnified Purchaser Parties for all such inaccuracies or breaches, excluding any Losses as described in the following sentence, exceeds $156,300 (the “Deductible”), in which case Seller shall only be liable to the Indemnified Purchaser Parties for Losses in excess of the Deductible. In addition, Seller shall not be liable for any individual item, or series of related items, where the Loss relating thereto is less than $10,000 (the “Per-Claim Threshold”). In no event shall Seller’s aggregate liability under Section 8.1(i) exceed $7,815,000 (the “Cap”). Notwithstanding the foregoing, the Deductible, Per-Claim Threshold and Cap shall not be applicable with respect to inaccuracies in or breaches of the representations and warranties set forth in Sections 5.1(a), (b) or (c) or any intentional or willful misrepresentations.
(b)    Notwithstanding any other provisions of this Agreement, in no event shall any party be liable for any Losses that are consequential, exemplary or punitive, or otherwise not constituting actual direct Losses, regardless of the theory of recovery, provided that this Section 8.3(b) shall not apply to (i) any intentional or willful misrepresentations or any breaches of covenants or agreements by any party, or (ii) any damages that are payable to third parties pursuant to a final, non-appealable order.
(c)    The amount of any Losses for which an Indemnified Seller Party or an Indemnified Purchaser Party claims indemnification under this Agreement shall be reduced by: (i) any insurance proceeds actually received by the Indemnified Seller Party or Indemnified Purchaser Party, as applicable, with respect to such Losses, and (ii) any indemnification or reimbursement payments actually received by the Indemnified Seller Party or Indemnified Purchaser Party, as applicable, from third parties (other than insurers) with respect to such Losses, in each case net of all costs and expenses of the Indemnified Purchaser Party or the Indemnified Seller Party, as applicable, in connection with collecting such proceeds or payments, including insurance premium increases, if applicable.
(d)    If an Indemnified Purchaser Party receives any payment from Seller in respect of any Losses pursuant to Section 8.1 or an Indemnified Seller Party receives any payment from Purchaser in respect of any Losses pursuant to Section 8.2 and the Indemnified Purchaser Party or Indemnified Seller Party, as applicable, could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnified Purchaser Party or the Indemnified Seller Party, as applicable, to the extent permitted by applicable law and contractual obligations Seller or Purchaser, as applicable, shall be subrogated to, and the Indemnified Purchaser Party or the Indemnified Seller Party, as applicable, shall assign to the Seller or Purchaser, as applicable, such of the Indemnified Purchaser Party’s or the Indemnified Seller Party’s, as applicable, rights to proceed against the Potential Contributor as are necessary to permit Seller or Purchaser, as applicable, to seek recovery from the Potential Contributor of the amount of such payment.
(e)    Notwithstanding the fact that any Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement with respect to any fact, event, condition or circumstance, no Person will be entitled to recover the amount of any Losses suffered by such Person more than once under this Agreement in respect of such fact, event, condition or circumstance.

8.4.     Indemnification Procedures.
(a)In the event that any claim or demand for which Seller would be liable to an Indemnified Purchaser Party under this ARTICLE 8 is asserted against or sought to be collected from an Indemnified Purchaser Party by a third party, the Indemnified Purchaser Party shall give notice of such claim or demand promptly to Seller, which notice(s) shall specify the nature of such claim or demand in reasonable detail and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”) and shall attach to such Claim Notice copies of any applicable summonses, complaints, pleadings, written claims, demands, notices, correspondence or other documents evidencing or supporting such claim. Seller shall have 20 Business Days from the receipt of the Claim Notice (the “Notice Period”) in accordance with Section 9.4 to notify the Indemnified Purchaser Party, (A) whether or not it disputes its liability to the Indemnified Purchaser Party hereunder with respect to such claim or demand, and (B) if Seller does not dispute its liability, whether or not Seller desires, at its sole cost and expense, to defend the Indemnified Purchaser Party against such claim or demand.
(b)If Seller disputes its liability to the Indemnified Purchaser Party hereunder with respect to such claim or demand or amount thereof, following the Notice Period and pending the resolution of any dispute by Seller of its liability with respect to any claim or demand, such claim or demand may be settled by the Indemnified Purchaser Party upon two Business Days’ prior notice, in which case the amount of such settlement shall be conclusively deemed to be a liability of Seller hereunder if it is determined that Seller has liability for such claim or demand.
(c)If Seller notifies the Indemnified Purchaser Party within the Notice Period that it desires to defend the Indemnified Purchaser Party against such claim or demand (including any tax audit) then, except as hereinafter provided, Seller shall have the right to defend the Indemnified Purchaser Party by appropriate proceedings; provided, however, Seller shall not, without the prior written consent of the Indemnified Purchaser Party (which shall not be unreasonably withheld or delayed), consent to the entry of any judgment against the Indemnified Purchaser Party or enter into any settlement or compromise which (i) does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Purchaser Party of a release, in form and substance reasonably satisfactory to the Indemnified Purchaser Party, from all liability in respect of such claim or litigation, (ii) includes terms and conditions which, in the reasonable judgment of the Indemnified Purchaser Party, impose any burden, restraint, cost, liability, duty or other obligation on the Indemnified Purchaser Party or (iii) includes any damages or other monetary obligation that is not simultaneously with the effectiveness of such settlement, paid in full by Seller. The Indemnified Purchaser Parties shall make available to Seller and its agents and representatives all records, documents, information, data and other materials which may be reasonably required in the defense of such third party claim, and shall otherwise cooperate with and assist Seller in its defense of the claim. If the Indemnified Purchaser Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense; provided, however, that if the Indemnified Purchaser Party shall have reasonably concluded, based on the advice of counsel, that the same counsel would be inappropriate due to actual or potential differing interests between Seller and the Indemnified Purchaser Party, Seller shall be responsible for the reasonable legal fees and expenses of the Indemnified Purchaser Party’s separate counsel; provided, further, that in no event shall Seller be liable for the expenses of more than one separate law firm (excluding local counsel) for all Indemnified Purchaser Parties with respect to any claim or demand or series of related claims or demands hereunder.

(d)Except as otherwise provided in Section 8.4(b), any claim or demand for which an Indemnified Purchaser Party seeks indemnification under this ARTICLE 8 may be settled by the Indemnified Purchaser Party only with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed). The amount of any settlement so approved shall be conclusively deemed to be a liability of Seller hereunder if it is determined that Seller has liability for such claim or demand.
(e)In the event an Indemnified Purchaser Party should have a claim against Seller hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Purchaser Party shall promptly send a Claim Notice with respect to such claim to Seller.
(f)The failure of the Indemnified Purchaser Party to give Seller a Claim Notice shall not relieve Seller from any liability in respect of such claim, demand or action which it may have to such Indemnified Purchaser Party on account of this ARTICLE 8, except to the extent of actual prejudice or damages as a result thereof.
(g)Nothing contained herein shall be deemed to prevent any Indemnified Purchaser Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible and the Indemnified Purchaser Party has reasonable grounds to believe that such a claim or demand will be made. Each Claim Notice relating to a breach of any representation or warranty contained in ARTICLE 5 must be given prior to the expiration date of the applicable survival period for such representation or warranty, as set forth in Section 5.3. In the case of any Claim Notice submitted within the applicable time period in accordance with the requirements of this Section 8.4, the right of the party submitting the claim that is the subject of such Claim Notice to recover from the other party with respect to such claim shall not be dependent on the claim being resolved or the losses being incurred within such time period.
(h)All claims for indemnification by an Indemnified Seller Party under this ARTICLE 8 shall be asserted and resolved under the procedures set forth above substituting in the appropriate place “Indemnified Seller Party” for “Indemnified Purchaser Party” and variations thereof and “Purchaser” for “Seller.”
8.5    Payments.
(a)    Upon a determination of liability under this ARTICLE 8, the appropriate party shall pay the indemnified party the amount so determined within ten (10) Business Days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the party from which indemnification is due shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Agreement and the portion, if any, theretofore paid shall bear interest as provided in Section 8.5(b). Upon the payment in full of any claim, the party or entity making payment shall be subrogated to the rights of the indemnified party against any Person with respect to the subject matter of such claim. In computing the dollar amount of any claim resulting from any inaccuracy or breach of a representation or warranty, as opposed to whether a breach has occurred, all materiality and “material adverse effect” qualifications shall be disregarded.

(b)    If all or part of any indemnification obligation under this Agreement is not paid when due, then the indemnifying party shall pay the indemnified party interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be three percentage points in excess of the “Prime Rate” published from time to time in the “Money Rates” table of the Eastern Edition of The Wall Street Journal.
8.6    Exclusive Remedy. Following the Closing, Purchaser and Seller acknowledge and agree that the indemnification rights of the parties and their Affiliates under this ARTICLE 8 are their exclusive remedy with respect to any and all claims arising out of or in relation to this Agreement and the other Transaction Documents (whether for breach of contract, tort or otherwise), provided that nothing herein shall limit any right to specific performance or injunctive relief that either party may have in relation to this Agreement or either party’s rights or remedies based on fraud. Notwithstanding anything herein to the contrary, Purchaser shall not pursue a claim for indemnification under this ARTICLE 8, with respect to a Co-location Agreement, without first pursuing all available remedies under such Co-location Agreement, unless the other party thereto would have a claim against Seller with respect to the matter that is the subject of such claim. Purchaser and Seller agree that, with respect to any claim for which Purchaser is pursuing a remedy under a Co-location Agreement, the indemnification procedures set forth in Section 8.4 of this Agreement, other than the delivery by Purchaser to Seller of a Claim Notice with respect to such claim, shall not be applicable during the period that Purchaser is pursuing such remedy.

ARTICLE 9
MISCELLANEOUS

9.1    Termination.
(a)Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing Date only as follows:
(i)by mutual written consent of Seller and Purchaser;
(ii)by either Purchaser or Seller if Closing is prohibited by change in law;
(iii)by Seller, at any time (A) if the representations and warranties of Purchaser contained herein or in any certificate delivered to Seller pursuant to the provisions hereof, considered collectively, were incorrect in any material respect on the date hereof or become incorrect in any material respect prior to the Closing, or (B) if Purchaser failed to comply in any material respect with any of its covenants or obligations set forth herein, provided that Seller shall have promptly given Purchaser written notice of same and Purchaser shall not have cured same within thirty (30) days of receipt of said notice;
(iv)by Purchaser, at any time (A) if the representations and warranties of Seller contained herein or in any certificate delivered to Purchaser pursuant to the provisions hereof, considered collectively, were incorrect in any material respect on the date hereof or become incorrect in any material respect prior to the Closing, or (B) if Seller failed to comply in any material respect with any of its covenants or obligations set forth herein, provided that Purchaser shall have promptly given Seller written notice of same and Seller shall not have cured same within thirty (30) days of receipt of said notice;
(v)by either Purchaser or Seller upon the termination of the License Purchase Agreement; or

(vi)by either Purchaser or Seller upon written notice to the other party if the consummation of the transactions contemplated hereunder shall be prohibited by a final, non-appealable order, decree or injunction of a court of competent jurisdiction.
(b)In the event of the termination of this Agreement pursuant to the provisions of Section 9.1(a), this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their members, directors, trustees, beneficiaries or officers in respect of this Agreement, except that if the termination was pursuant to Section 9.1(a)(iii) or 9.1(a)(iv), the non-breaching party may pursue all remedies available to it at law or in equity.
9.2    Integration; Modification. This Agreement, together with the Disclosure Letter, the NDA and the other Transaction Documents, constitutes the entire and final expression of the agreement of the parties hereto and supersedes all previous agreements and understandings of the parties, either oral or written, with respect to the transactions contemplated hereby. There are no other agreements, oral or written, between the parties regarding the subject matter of this Agreement, and this Agreement can be amended only by written agreement signed by the Purchaser and Seller.
9.3    Binding Effect. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective heirs, personal representatives, successors and assigns.
9.4    Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by (i) registered or certified mail or FedEx or other overnight mail service, postage prepaid, (ii) fax, with written confirmation to follow, or (iii) e-mail, as follows:
Seller:

Cincinnati Bell Wireless, LLC
221 East Fourth Street
Cincinnati, OH  45202
Attention: Christopher J. Wilson, Vice President, General Counsel & Secretary
Facsimile: (513) 721-7358

with a required copy (which shall not itself constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
Attention: Robert I. Townsend, III, Esq.
William V. Fogg, Esq.
Facsimile: (212) 474-3700

Parent:

Cincinnati Bell Inc.
221 East Fourth Street
Cincinnati, OH  45202
Attention: Christopher J. Wilson, Vice President, General Counsel & Secretary
Facsimile: (513) 721-7358

with a required copy (which shall not itself constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
Attention: Robert I. Townsend, III, Esq.
William V. Fogg, Esq.
Facsimile: (212) 474-3700

Purchaser:

Cellco Partnership
One Verizon Way - VC43E066
Basking Ridge, New Jersey 07920
Attention: Mr. Steven Smith
Senior Vice President - Business Development
Facsimile: (908) 559-2197
E-mail: Steven.Smith@VerizonWireless.com

with a required copy (which shall not itself constitute notice) to:

Cellco Partnership
One Verizon Way - VC52S431
Basking Ridge, New Jersey 07920
Attention: Paul Serber, Esq.
Facsimile: (908) 559-7126
E-mail: Paul.Serber@VerizonWireless.com
or to such other address or facsimile numbers as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered.
9.5    Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without reference to its choice of law rules. In connection with any controversy arising out of or related to this Agreement, Seller and Purchaser hereby irrevocably consent to the jurisdiction of the United States District Court for the Southern District of New York, if a basis for federal court jurisdiction is present, and, otherwise, in the state courts of the State of New York. Seller and Purchaser each irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts and hereby further irrevocably waives and agrees not to plead or claim in such courts that any such action or proceeding brought in such courts has been brought in an inconvenient forum.
9.6    Waiver. No waiver of any term or provision of this Agreement shall be effective unless in writing, signed by the party against whom enforcement of the same is sought. The grant of a waiver in one instance does not constitute a continuing waiver in all similar instances. No failure to exercise, and no delay in exercising, by any party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.

9.7    Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Moreover, the parties agree that the invalid or unenforceable provision shall be enforced to the maximum extent permitted by law in accordance with the intention of the parties as expressed by such provision.
9.8    Counterparts and Execution. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by each of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. The parties intend to sign and deliver this Agreement by facsimile transmission or by scanned electronic copy via e-mail. Each party agrees that the delivery of this Agreement by facsimile or e-mail shall have the same force and effect as delivery of original signatures and that each party may use such facsimile signatures or scanned electronic copy of such signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original could be used.
9.9    Closing Costs and Expenses; Sales and Other Transfer Taxes. Purchaser and Seller shall each pay its own costs and expenses, including attorneys’ fees, relating to the execution and delivery of this Agreement, the documents related hereto, and the consummation of all transactions contemplated herein. All realty-transfer, documentary, sales, use, stamp, registration, recording and other transfer Taxes (including any penalties and interest) incurred in connection with this Agreement shall be borne equally by Purchaser and Seller. All income, gross receipts, general excise and similar taxes (including any penalties and interest) incurred in connection with this Agreement shall be paid by Seller when due.
9.10    Assignment. Purchaser may not assign its rights under this Agreement, in whole or in part, without Seller’s prior written consent, which shall not be unreasonably withheld; provided that Purchaser shall have the right to assign its rights to acquire the Assets under this Agreement in whole or in part to one or more of its Affiliates.
9.11    Further Assurances. Seller from time to time after the Closing, at Purchaser’s request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, the Assets. Each party will cooperate with the other and execute and deliver to the other party such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.
9.12    Agreements, Representations and Warranties of Parent.
(a)    Parent hereby agrees to cause Seller to perform all of its covenants and obligations under this Agreement due to be performed on, before, at or after the Closing, including any obligation to proceed with the Closing.
(b)    Parent shall be liable to Purchaser, on a joint and several basis with Seller, for any and all liabilities and obligations of Seller under Article 8 of this Agreement.

(c)    In the event of the termination of this Agreement by Purchaser pursuant to the provisions of Section 9.1(a)(iv), Parent shall be liable to Purchaser, on a joint and several basis with Seller, for any and all liabilities of Seller resulting from breaches of representations, warranties, covenants and other obligations hereunder by Seller.
(d)    Parent hereby represents and warrants to Purchaser that it is a corporation, duly formed, validly existing and in good standing, under the laws of the State of Ohio.
(e)    Parent hereby represents and warrants to Purchaser that (i) Parent has all requisite corporate power, authority to execute, deliver and perform its obligations under this Agreement; and (ii) this Agreement has been duly authorized, executed and delivered by Parent, and this Agreement constitutes the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting creditors’ rights generally and by general principles of equity.
(f)    Except as set forth in the Disclosure Letter, Parent hereby represents and warrants to the Purchaser that the execution, delivery and performance of this Agreement by Parent do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of or a notice to be given to any other Person under, (i) any existing law, ordinance, or governmental rule or regulation to which Parent or any of the Assets is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Parent or any of the Assets, (iii) the certificate of incorporation or any other formation documents of Parent, or (iv) any material mortgage, indenture, agreement, contract, commitment, lease or instrument to which Parent is a party or subject, or by which Parent may have rights or by which any of the Assets may be bound or affected.
(g)    Parent shall be subject to, bound by and entitled to the benefits of the other relevant provisions of ARTICLE 8 and this ARTICLE 9 in the same manner as such provisions apply to Seller.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first set forth above.

CELLCO PARTNERSHIP d/b/a VERIZON WIRELESS

By:	/s/ Holly Hess
Name: Holly Hess
Title: SVP & CFO

CINCINNATI BELL WIRELESS, LLC

By:	/s/ Theodore H. Torbeck
Name: Theodore H. Torbeck
Title: President and Chief Executive Officer

CINCINNATI BELL INC.

By:	/s/ Theodore H. Torbeck
Name: Theodore H. Torbeck
Title: President and Chief Executive Officer